Exhibit 12.1

THE SOUTH FINANCIAL GROUP, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED

CHARGES AND PREFERRED STOCK DIVIDENDS

(dollars in thousands) (unaudited)

	Year Ended December 31,
	2008	2007	2006	2005	2004
Earnings, including interest on deposits:
Pre-tax income from continuing operations	$ (634,692)	$ 106,676	$ 160,548	$ 95,621	$ 175,487
Fixed charges	350,568	504,619	464,736	350,349	210,261
Less: interest capitalized	(1,563)	(505)	–	–	–
	$ (285,687)	$ 610,790	$ 625,284	$ 445,970	$ 385,748
Preferred dividend requirement (1)	$ 21,504	$ –	$ –	$ –	$ –
Fixed charges:
Interest expense	$ 341,877	$ 497,575	$ 458,829	$ 345,241	$ 206,391
Interest capitalized	1,563	505	–	–	–
Estimated interest component of net rental expense	7,128	6,539	5,907	5,108	3,870
	$ 350,568	$ 504,619	$ 464,736	$ 350,349	$ 210,261
Fixed charges and preferred dividends	$ 372,072	$ 504,619	$ 464,736	$ 350,349	$ 210,261
Ratio of earnings to fixed charges and preferred dividends, including interest on deposits	**	1.21x	1.35x	1.27x	1.83x
Earnings, excluding interest on deposits:
Pre-tax income from continuing operations	$ (634,692)	$ 106,676	$ 160,548	$95,621	$175,487
Fixed charges	75,565	136,324	173,444	153,660	85,393
Less: interest capitalized	(1,563)	(505)	–	–	–
	$ (560,690)	$ 242,495	$ 333,992	$ 249,281	$ 260,880
Preferred dividend requirement (1)	$ 21,504	$ –	$ –	$ –	$ –
Fixed charges:
Interest expense	$ 341,877	$ 497,575	$ 458,829	$ 345,241	$ 206,391
Interest capitalized	1,563	505	–	–	–
Less: interest on deposits	(275,003)	(368,295)	(291,292)	(196,689)	(124,868)
Estimated interest component of net rental expense	7,128	6,539	5,907	5,108	3,870
	$ 75,565	$ 136,324	$ 173,444	$ 153,660	$ 85,393
Fixed charges and preferred dividends	$ 97,069	$ 136,324	$ 173,444	$ 153,660	$ 85,393
Ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits	**	1.78x	1.93x	1.62x	3.06x

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**Due to TSFG’s loss in 2008, the ratio coverage was less than 1:1. For the Consolidated Ratio of Earnings to Fixed Charges and Preferred Stock Dividends, TSFG must generate additional earnings of $657.8 million to achieve a coverage of 1:1.

(1)	Due to TSFG’s loss in 2008, the stated amount of preferred stock dividends was used, rather than the pre-tax earnings that would be required to pay the preferred stock dividends.